KPMG LLP Suite 500 191 West Nationwide Blvd. Columbus, OH 43215-2568 Consent of Independent Registered Public Accounting Firm The Board of Directors and Shareholders of Jackson National Life Insurance Company of New York and Contract Owners of JNLNY Separate Account II: We consent to the use of our reports on the financial statements of each Investment Division within JNLNY Separate Account II dated March 27, 2019, included herein, as a part of the Post-Effective Amendment to the Form N-4 Registration Statement of JNLNY Separate Account II. Columbus, Ohio June 17, 2019 KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

KPMG LLP Suite 1400 2323 Ross Avenue Dallas, TX 75201-2721 Consent of Independent Registered Public Accounting Firm The Board of Directors Jackson National Life Insurance Company of New York: We consent to the use of our report on the financial statements of Jackson National Life Insurance Company of New York, dated March 20, 2019, included herein and to the reference to our firm under the heading “Services” in the Statement of Additional Information, as part of the Post-Effective Amendment to the Form N-4 Registration Statement. Dallas, Texas June 17, 2019 KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.